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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                              OLD NATIONAL BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                          [OLD NATIONAL BANCORP LOGO]
                                   NOTICE OF
                               ANNUAL MEETING AND
                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 29, 2004

                              OLD NATIONAL BANCORP
                                420 MAIN STREET
                           EVANSVILLE, INDIANA 47708

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

    Notice is hereby given that the Annual Meeting of Shareholders of Old National Bancorp (the "Company") will be held on Thursday, April 29, 2004, at 10:00 a.m., Evansville time, at The Centre, 715 Locust Street, Evansville, Indiana.

    The Annual Meeting will be held for the following purposes:

1. The election of three Directors to Class II of the Company's Board of Directors, each to serve a term of three years, until a successor has been duly elected and qualified.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company and its subsidiaries for the fiscal year ending December 31, 2004.

3. Transaction of such other matters as may properly come before the meeting or any adjournments and postponements thereof.

    Shareholders of record at the close of business on February 25, 2004, are entitled to notice of and to vote at the Annual Meeting.

                                            By Order of the Board of Directors

                                            Jeffrey L. Knight
                                            Senior Vice President and
                                            Corporate Secretary

March 15, 2004

                                   IMPORTANT

PLEASE SUBMIT YOUR PROXY PROMPTLY BY MAIL OR BY INTERNET. IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE BY INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                              OLD NATIONAL BANCORP
                                420 MAIN STREET
                           EVANSVILLE, INDIANA 47708

                                PROXY STATEMENT

    This proxy statement is furnished to the shareholders of Old National Bancorp (the "Company") in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on Thursday, April 29, 2004, at 10:00 a.m., Evansville time, at The Centre, 715 Locust Street, Evansville, Indiana, and at any and all adjournments or postponements of such meeting (the "Annual Meeting"). A Notice of Annual Meeting of Shareholders and form of proxy accompany this proxy statement.

    Any shareholder giving a proxy has the right to revoke it by voting in person at the Annual Meeting, by timely delivery of a later-dated proxy or by a written notice delivered to the Corporate Secretary of the Company, P.O. Box 718, Evansville, Indiana 47705-0718, at any time before such proxy is exercised. All proxies will be voted in accordance with the directions of the shareholder giving such proxy. To the extent no directions are given, proxies will be voted "FOR" the election of the three persons named as nominees in this proxy statement as Directors of the Company, and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company and its subsidiaries for the fiscal year ending December 31, 2004. With respect to such other matters that may properly come before the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment.

    The complete mailing address of the principal executive offices of the Company is Old National Bancorp, P.O. Box 718, Evansville, Indiana 47705-0718. The approximate date on which this proxy statement and form of proxy for the Annual Meeting are first being sent or given to shareholders of the Company is March 15, 2004.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    Only shareholders of the Company of record at the close of business on February 25, 2004, will be eligible to vote at the Annual Meeting.

    The voting securities of the Company entitled to be voted at the Annual Meeting consist only of common stock, without par value, of which 66,150,912 shares were issued and outstanding on the record date of February 25, 2004. The Company has no other class of stock that is outstanding. Each shareholder of record on the record date will be entitled to one vote for each share of common stock registered in the shareholder's name.

    As of February 25, 2004, to the knowledge of the Company, no person or firm, other than the Company, beneficially owned more than 5% of the common stock of the Company outstanding on that date. As of February 25, 2004, no individual Director, nominee or officer beneficially owned more than 5% of the common stock of the Company outstanding.

    As of February 25, 2004, to the knowledge of the Company, only the Company indirectly beneficially owned more than 5% of the outstanding common stock of the Company. The Company indirectly owned 6,855,246 shares of common stock of the Company, which constituted 10.36% of the outstanding common stock of the Company on that date. These shares are held in various fiduciary capacities through the Company's wholly-owned trust company.

                         ITEM 1. ELECTION OF DIRECTORS

    The first item to be acted upon at the Annual Meeting of Shareholders is the election of three Directors to Class II of the Board of Directors, each to hold office for three years (until the 2007 Annual Meeting) and until his successor shall have been duly elected and qualified.

    In accordance with the Company's Articles of Incorporation, the Board of Directors is divided into three classes with staggered terms. Each class is to be elected to three (3) year terms with each term expiring in different years. At each Annual Meeting the Directors or nominees constituting one class are elected for a three (3) year term. The current Class II Directors' terms will expire at the Annual Meeting on April 29, 2004. Any vacancies that occur after the Directors are elected may be filled by the Board of Directors in accordance with the By-Laws for the remainder of the full term of the vacant directorship.

    The Board of Directors intends to nominate for election as Class II Directors the following three (3) persons, all of whom are presently serving as Class II Directors of the Company: David E. Eckerle, Niel C. Ellerbrook, and Kelly N. Stanley. If any Director nominee named in this proxy statement shall become unable or decline to serve (an event which the Board of Directors does not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board of Directors, if the Board determines to fill such nominee's position. Unless authorization is withheld, the enclosed proxy, when properly signed and returned, will be voted "FOR" the election as Directors of all of the nominees listed in this proxy statement.

    Pages three through seven contain the following information with respect to each Class II Director, and with respect to incumbent Directors in Classes I and III of the Board of Directors who are not nominees for re-election at the Annual
Meeting: name; principal occupation or business experience for the last five years; age; the year in which the nominee or incumbent Director first became a Director of the Company; the number of shares of common stock of the Company beneficially owned by the nominee or incumbent Director as of February 25, 2004; and the percentage that the shares beneficially owned represent of the total outstanding shares of the Company as of February 25, 2004. The number of shares of common stock of the Company shown as being beneficially owned by each Director nominee or incumbent Director includes those over which he or she has either sole or shared voting or investment power.

                       INFORMATION REGARDING NOMINEES FOR
                               CLASS II DIRECTORS
                             (TERM TO EXPIRE 2007)


[DAVID E. ECKERLE     [NIEL C. ELLERBROOK   KELLY N. STANLEY
PHOTO]                PHOTO]                PHOTO
DAVID E. ECKERLE      NIEL C. ELLERBROOK    KELLY N. STANLEY
- FORMERLY COMMUNITY  - CHAIRMAN OF THE     - PRESIDENT, BMH
  CHAIRMAN, OLD         BOARD AND CEO,        FOUNDATION, INC.
  NATIONAL BANK         VECTREN              (2003 - present)
  JASPER, INDIANA       CORPORATION          (Non-Profit
 (AN AFFILIATE OF      (2000 - present)       Foundation)
  THE COMPANY)         (Utility)            - PRESIDENT AND CEO,
 (1998 - present)     - PRESIDENT AND CEO,    ONTARIO
- Age 60                INDIANA ENERGY        CORPORATION
- Director since       (1999 - 2000)         (1998 - 2003)
  1993                 (Utility)             (Diversified
                      - PRESIDENT AND COO,  Technology/
                        INDIANA ENERGY        Manufacturing
                       (1998 - 1999)          Company)
                      - Age 55              - Age 60
                      - Director since      - Director since
                      2002                    2000

         INFORMATION REGARDING INCUMBENT DIRECTORS CONTINUING IN OFFICE

                              CLASS III DIRECTORS
                              (TERM EXPIRING 2005)


[ALAN W. BRAUN                          [ANDREW E. GOEBEL
PHOTO]                                  PHOTO]
ALAN W. BRAUN                           ANDREW E. GOEBEL
- CHAIRMAN AND CEO,                     - FINANCIAL AND
  INDUSTRIAL                              MANAGEMENT
  CONTRACTORS, INC.                       CONSULTANT
 (2002 - present)                        (2003 - present)
 (Construction)                         - PRESIDENT AND COO,
- PRESIDENT,                              VECTREN
  INDUSTRIAL                              CORPORATION
  CONTRACTORS, INC.                      (2000 - 2003)
 (1998 - 2002)                           (Utility)
- Age 59                                - PRESIDENT AND COO,
- Director since                          SIGCORP, INC.
1988                                     (1999 - 2000)
                                         (Utility)
                                        - PRESIDENT AND CEO,
                                          SOUTHERN INDIANA
                                          GAS & ELECTRIC
                                          COMPANY
                                         (1998 - 2000)
                                         (Utility)
                                        - Age 56
                                        - Director since
                                        2000

[LUCIEN H. MEIS                         [CHARLES D. STORMS
PHOTO]                                  PHOTO]
LUCIEN H. MEIS                          CHARLES D. STORMS
- PRESIDENT, MEIS                       - PRESIDENT AND CEO,
  VENTURES, INC.                          RED SPOT PAINT &
 (1998 - present)                         VARNISH CO., INC.
 (Financial                              (1998 - present)
  Investments)                           (Manufacturer of
- Age 69                                  Industrial
- Director since                          Coatings)
1985                                    - Age 60
                                        - Director since
                                        1988

                               CLASS I DIRECTORS
                              (TERM EXPIRING 2006)


[LARRY E. DUNIGAN     [DOUGLAS D. FRENCH    [PHELPS L. LAMBERT
PHOTO]                PHOTO]                PHOTO]
LARRY E. DUNIGAN      DOUGLAS D. FRENCH     PHELPS L. LAMBERT
- CHIEF EXECUTIVE     - PRESIDENT AND CEO,  - MANAGING PARTNER,
  OFFICER, HOLIDAY      ASCENSION HEALTH      BUSH AND LAMBERT
  MANAGEMENT COMPANY   (2001 - present)      (1998 - present)
 (1998 - present)      (Health Care)         (Investments)
 (Health Care         - EXECUTIVE VICE      - Age 56
  Services and          PRESIDENT/COO,      - Director since
  Internet Services)    ASCENSION HEALTH    1990
- Age 61               (1999 - 2001)
- Director since      - EXECUTIVE VICE
1982                    PRESIDENT/COO,
                        DAUGHTERS OF
                        CHARITY NATIONAL
                        HEALTH SYSTEM
                       (1998 - 1999)
                       (Health Care)
                      - Age 50
                      - Director since
                      2002


[LOUIS L. MERVIS                        [MARJORIE Z.
PHOTO]                                  SOYUGENC PHOTO]
LOUIS L. MERVIS                         MARJORIE Z. SOYUGENC
- PRESIDENT, MERVIS                     - EXECUTIVE
  INDUSTRIES, INC.                      DIRECTOR, WBH
 (1998 - present)                         EVANSVILLE, INC.,
 (Steel Fabricating)                      WELBORN
- Age 69                                  FOUNDATION, INC.
- Director since                          AND WELBORN
1996                                      BAPTIST
                                          FOUNDATION, INC.
                                         (1999 - Present)
                                         (Nonprofit
                                          foundation)
                                        - PRESIDENT AND CEO,
                                          WELBORN BAPTIST
                                          HOSPITAL
                                         (1998 - 1999)
                                         (Health Care)
                                        - Age 63
                                        - Director since
                                        1993

                  COMMON STOCK BENEFICIALLY OWNED BY DIRECTORS
                             AND EXECUTIVE OFFICERS

    The following table sets forth information concerning beneficial ownership of the shares of common stock of the Company on February 25, 2004, by each Director and Named Executive Officer and by all Directors and Executive Officers as a group.

                                      NUMBER OF SHARES        PERCENT OF
NAME OF PERSON                      BENEFICIALLY OWNED(1)    COMMON STOCK
--------------                      ---------------------    ------------
Alan W. Braun.....................          212,948(2)              *
Thomas F. Clayton.................          214,972(3)              *
Larry E. Dunigan..................          275,052(4)              *
David E. Eckerle..................          117,995(5)              *
Niel C. Ellerbrook................            1,953(6)              *
Douglas D. French.................              471                 *
Andrew E. Goebel..................            8,643(7)              *
Michael R. Hinton.................          221,285(8)              *
Phelps L. Lambert.................          224,850(9)              *
Lucien H. Meis....................           92,237(10)             *
Louis L. Mervis...................            1,798(11)             *
Daryl D. Moore....................          187,474(12)             *
John S. Poelker...................          180,397(13)             *
James A. Risinger.................          428,076(14)             *
Marjorie Z. Soyugenc..............          268,649(15)             *
Kelly N. Stanley..................           42,038(16)             *
Charles D. Storms.................           62,273(17)             *
Directors and Executive Officers
  as a Group (17 persons).........        2,541,111             3.84%

-------------------------
   *  Less than 1%

  (1) Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person.

  (2) Includes 62,569 shares held in The Braun Investment Partnership, L.P. of which Mr. Braun is a general partner. Mr. Braun disclaims beneficial ownership of the shares except to the extent of his pecuniary interest.

  (3) Includes 13,662 shares held by Susan Clayton, Mr. Clayton's spouse. Also includes 171,743 shares issuable to Mr. Clayton upon exercise of outstanding stock options exercisable within 60 days.

  (4) Includes 8,783 shares held by Kevin T. Dunigan Trust, Sharon Dunigan, trustee; 9,559 shares held by Derek L. Dunigan Trust, Sharon Dunigan, trustee; 2,363 shares held by Mitchell Ryan Dunigan Trust, Larry Dunigan, trustee; and 42,674 shares held by Larry E. and Sharon Dunigan.

  (5) Includes 21,726 shares held by Luella Eckerle, Mr. Eckerle's spouse. Also includes 11,576 shares issuable to Mr. Eckerle upon exercise of outstanding stock options immediately exercisable.

  (6) Includes 373 shares held by Karen Ellerbrook, Mr. Ellerbrook's spouse.

  (7) Includes 6,722 shares held by Darlene Goebel, Mr. Goebel's spouse.

  (8) Includes 10,606 shares held by Debra D. Hinton, Mr. Hinton's spouse. Also includes 176,993 shares issuable to Mr. Hinton upon exercise of outstanding stock options exercisable within 60 days.

  (9) Includes 11,198 shares held by Carol M. Lambert, Mr. Lambert's spouse.

 (10) Includes 7,774 shares held by Alane Meis, Mr. Meis' spouse.

 (11) The Mervis Charitable Remainder Trust and the Ellen Joy Mervis Trust own 41,988 shares of common stock of the Company with respect to which Mr. Mervis disclaims beneficial ownership.

 (12) Includes 162,818 shares issuable to Mr. Moore upon exercise of outstanding stock options exercisable within 60 days.

 (13) Includes 172,959 shares issuable to Mr. Poelker upon exercise of outstanding stock options exercisable within 60 days.

 (14) Includes 374,975 shares issuable to Mr. Risinger upon exercise of outstanding stock options exercisable within 60 days.

 (15) Includes 255,561 shares held by Rahmi Soyugenc, Ms. Soyugenc's spouse.

 (16) Includes 206 shares held by Donna M. Stanley, Mr. Stanley's spouse. Also includes 22,649 shares issuable to Mr. Stanley upon exercise of outstanding stock options immediately exercisable.

 (17) Includes 161 shares held by Elizabeth K. Storms, Mr. Storms' spouse.

                       EXECUTIVE OFFICERS OF THE COMPANY

    The Executive Officers of the Company are listed in the table below. Each officer serves a term of office of one year and until the election and qualification of his or her successor.

NAME                     AGE                  OFFICE AND BUSINESS EXPERIENCE
----                     ---                  ------------------------------
James A. Risinger        55     Chairman of the Board and Chief Executive Officer of the
                                Company since 1998, President of the Company from 2000 to
                                2003, and Director since 1997.
Thomas F. Clayton        58     Executive Vice President of the Company since January 2000 and Southern Regional Executive from 1997 to 2000.
Mark E. Faris            51     Executive Vice President of the Company since August 2003,
                                President and CEO of Old National Mortgage since November
                                2002, and Senior Vice President of the residential
                                mortgage division since June 2002. Previously, a self-
                                employed consultant from 1996 to 2002 and Executive Vice
                                President of Norwest Mortgage from 1986 to 1996.
Jerome J. Gassen         54     Executive Vice President of the Company since August 2003,
                                Northern Region President from 1999 to August 2003, and
                                President and Chief Operating Officer of American National
                                Bank and Trust Company of Muncie, Indiana from 1997 to
                                1999.
Daryl D. Moore           46     Executive Vice President of the Company since January 25,
                                2001 and Senior Vice President from 1996 to 2001.
Michael R. Hinton        49     President and Chief Operating Officer of the Company since
                                April 2003, Executive Vice President of the Company from
                                2000 to April 2003 and Community Chairman of Old National
                                Bank, Evansville, Indiana since January 2000. President of
                                Old National Bank (Evansville) from 1993 to 2000.
Annette W. Hudgions      46     Executive Vice President of the Company since August 2002
                                and President and CEO of Old National Service Division
                                since April 1997.
John S. Poelker          61     Executive Vice President of the Company since January
                                2000, Chief Financial Officer since 1998 and Senior Vice
                                President from 1998 to 2000.

                           MEETINGS AND COMMITTEES OF
                             THE BOARD OF DIRECTORS

    The Board of Directors of the Company held seven meetings during the fiscal year ended December 31, 2003. All incumbent Directors attended 75% or more of the aggregate of the meetings of the Board and of the Board Committees to which they were appointed.

    Although the Company does not have a formal policy requiring board members to attend the Annual Meeting of Shareholders, all of the directors attended the Annual Meeting of Shareholders in 2003.

    The members of the Company's Board of Directors are elected to various committees. The standing committees of the Board of Directors include an Executive Committee, an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, a Personnel Committee and a Funds Management Committee.

    When the Board is not in session, the Executive Committee has all of the power and authority of the Board except with respect to amending the Articles of Incorporation or By-Laws of the Company; approving an agreement of merger or consolidation; recommending to the shareholders the sale, lease or exchange of all or substantially all of the Company's property and assets; recommending to the shareholders a dissolution of the Company or a revocation of such dissolution; declaring dividends; or authorizing the issuance or reacquisition of shares. The Executive Committee did not meet in 2003 and currently does not have any permanent members.

    The members of the Audit Committee are Andrew E. Goebel (Chairman), Larry E. Dunigan, Phelps L. Lambert, Marjorie Z. Soyugenc and Kelly N. Stanley. The Audit Committee held six meetings during 2003. The functions of the Audit Committee are described under "Report of the Audit Committee" on pages 10 through 13. The Audit Committee has adopted a written charter which has been approved by the Board. A copy of the charter can be reviewed under the Corporate Governance link on the Company's website at www.oldnational.com.

    The members of the Corporate Governance and Nominating Committee are Larry
E. Dunigan (Chairman), Niel C. Ellerbrook, Douglas D. French, Phelps L. Lambert, Marjorie Z. Soyugenc, Kelly N. Stanley and Charles D. Storms. The Corporate Governance and Nominating Committee met two times in 2003. The functions of the Corporate Governance and Nominating Committee are described under "Report of the Corporate Governance and Nominating Committee" on pages 14 through 16. The Corporate Governance and Nominating Committee has adopted a written charter which has been approved by the Board. A copy of the charter can be reviewed under the Corporate Governance link on the Company's website at www.oldnational.com.

    The members of the Compensation Committee are Charles D. Storms (Chairman), Larry E. Dunigan, Niel C. Ellerbrook and Lucien H. Meis. The Compensation Committee met seven times during 2003. The functions of the Compensation Committee are described under "Report of the Compensation Committee" on pages 17 through 20. The Compensation Committee has adopted a written charter which has been approved by the Board. A copy of the charter can be reviewed under the Corporate Governance link on the Company's website at www.oldnational.com.

    The members of the Personnel Committee are Marjorie Z. Soyugenc (Chairman), Alan W. Braun, David E. Eckerle, Douglas D. French, Louis L. Mervis and Charles
D. Storms. The Personnel Committee met two times during 2003. The function of the Personnel Committee is to review and approve changes in the Company's employee benefit programs, plans and policies relating to personnel issues. The Personnel Committee does not have a charter at this time and is not required to have a charter under the rules of the New York Stock Exchange.

    The members of the Funds Management Committee are Phelps L. Lambert (Chairman), David E. Eckerle, Andrew E. Goebel and Louis L. Mervis. The Funds Management Committee met four times during 2003. The function of the Funds Management Committee is to monitor the balance sheet risk profile of the Company including credit, interest rate, liquidity and leverage risks. The Funds Management Committee is also responsible for reviewing and approving the investment policy for the Company. The Funds Management Committee does not have a charter at this time and is not required to have a charter under the rules of the New York Stock Exchange.

                             DIRECTOR COMPENSATION

    All Directors of the Company received an annual retainer of $34,000 for serving as Directors. $24,000 of the retainer is paid in cash, while $10,000 of the retainer is paid in Company stock. Directors not otherwise employed by the Company also received $1,000 for each Committee meeting attended and Audit Committee members received $1,500 for each meeting attended. Directors serving as a Committee Chairman received an additional annual retainer of $2,500.

                         INDEPENDENT ACCOUNTANTS' FEES

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

    The following table sets forth the aggregate fees for audit services rendered by PricewaterhouseCoopers LLP in connection with the consolidated financial statements and reports for fiscal year 2003 and for other services rendered during fiscal year 2003 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services. The aggregate fees included in Audit are fees billed for the fiscal years for the audit of the registrant's annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

                                                  FISCAL 2003   FISCAL 2002
                                                  -----------   -----------
AUDIT...........................................   $805,202      $389,700
AUDIT RELATED...................................          0        56,810
TAX.............................................      2,763        82,763
ALL OTHER.......................................     10,200        83,550
                                                   --------      --------
TOTAL...........................................   $818,165      $612,843
                                                   ========      ========

AUDIT FEES:

    Consists of fees billed for professional services rendered for (i) the audit of Old National's consolidated financial statements, (ii) the review of the interim condensed consolidated financial statements included in quarterly reports, (iii) the services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and (iv) the attest services, except those not required by statute or regulation. The aggregate fees of PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statement for the fiscal year ended December 31, 2003 were $805,202, of which an aggregate amount of $392,258 had been billed through December 31, 2003.

AUDIT-RELATED FEES:

    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees". These services include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

TAX FEES:

    Consists of fees billed for tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal and state tax compliance, assistance with tax audits and appeals and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning and for individual income tax preparation.

ALL OTHER FEES:

    Consists of fees for all other services other than those reported above. These services include benchmarking surveys and specialized consulting.

    In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as Old National's independent accountants for the fiscal year ending December 31, 2004, the Audit Committee has considered whether services other than audit and audit-related provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT ACCOUNTANTS

    All of the fees and services described above under "audit fees", "audit-related fees", "tax fees" and "all other fees" were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent accountants. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed supporting documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

                         REPORT OF THE AUDIT COMMITTEE

    This Audit Committee report is being provided to inform shareholders of the Audit Committee oversight with respect to the Company's financial reporting. The Audit Committee operates under a written Audit Committee Charter, which was updated in 2003 and meets the requirements of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE").

INDEPENDENCE OF AUDIT COMMITTEE MEMBERS

    The Audit Committee is comprised of five members of the Board of Directors of the Company. All of the members of the Audit Committee are independent from management and the Company (as independence is currently defined in the NYSE's listing requirements).

SCOPE OF RESPONSIBILITIES

    The Audit Committee's responsibilities include the authority and the responsibility of selecting, evaluating and, where appropriate, replacing the independent accountants; reviewing the scope, conduct and results of audits performed; making inquiries as to the differences of views, if any, between such independent accountants and officers and employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems; considering whether the provision by the independent accountants of services for the Company in addition to the annual audit examination is compatible with maintaining the independent accountants' independence; reviewing the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Company's internal audit department; preapproving all auditing services and permissible nonaudit services provided to the Company by the independent accountants; reviewing any significant disagreements between management and the independent accountants in connection with the preparation of the financial statements; and discussing the quality and adequacy of the Company's internal controls with management, the internal auditors and the independent accountants.

2003 WORK OF THE AUDIT COMMITTEE

    In fulfilling its oversight responsibilities in 2003, the Audit Committee was actively involved in working with the Chief Credit Officer and the Chief Financial Officer of the Company in ensuring that the Company has established appropriate levels for its loan loss reserve. On several occasions, the Audit Committee met both jointly and separately with representatives of Old National Bank's primary federal regulator and management and with independent accountants to ensure the accuracy of the Company's loan loss reserve methodology and loan loss provision. The Audit Committee also discussed with management and regulators the modifications undertaken by the Company to its credit approval processes in order to address the high level of loan losses incurred during the year.

    In 2003, the Audit Committee was also involved in retaining Ethicspoint(R) to assist the Audit Committee in administering the anonymous complaint procedures outlined in the Code of Business Conduct and Ethics. The Sarbanes-Oxley Act of 2002 required that the Audit Committee establish procedures for the confidential submission of employee concerns regarding questionable accounting, internal controls or auditing matters. This new system was functional in January 2004, and the Audit Committee will continue to ensure that the Company is in compliance with all applicable rules and regulations with respect to the submission to the Audit Committee of anonymous complaints from employees of the Company.

REVIEW WITH MANAGEMENT AND INDEPENDENT ACCOUNTANTS

    The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2003, and the footnotes thereto with management and the independent accountants PricewaterhouseCoopers LLP. The Audit Committee also received from management drafts of the Company's Quarterly Reports on Form 10-Q and reviewed drafts of the Company's earnings releases prior to public dissemination.

    During the year, the Audit Committee monitored the efforts undertaken by the Company to comply with the internal control certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which efforts are ongoing and are expected to be completed to meet the compliance and reporting date of December 31, 2004.

    The Audit Committee also reviewed with the Company's internal auditors and independent accountants the overall scope and plans for their respective audit activities. The Audit Committee also met with internal auditors and independent accountants, with and without management present, to discuss the results of their examination and their evaluations of internal controls. The Audit Committee also reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Audit Committee pursuant to Statement of Auditing Standards No. 61, as amended.

    The Audit Committee discussed with PricewaterhouseCoopers LLP their independence from management and the Company, and received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1. The Audit Committee also administered the Company's policy regarding engagement of independent accountants to provide nonaudit services. In addition, the Audit Committee has discussed with the independent accountants the accountants' independence from management and the Company, including the matters in the accountants' written disclosures required by the Independence Standards Board.

AUDIT COMMITTEE FINANCIAL EXPERT

    During 2003, in accordance with Section 407 of the Sarbanes-Oxley Act of 2002, the Company identified Andrew E. Goebel as the Audit Committee's "Financial Expert." Mr. Goebel is independent as defined under applicable SEC rules.

REAPPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

    The Audit Committee has reappointed PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal year 2004, subject to ratification by the shareholders of the Company at the 2004 Annual Meeting.

ANNUAL COMMITTEE REVIEW OF CHARTER AND PERFORMANCE EVALUATION

    As required by the Audit Committee's Charter, in early 2004 the Audit Committee reviewed the Charter and determined that no modifications were required or advisable at that time. Also, as required by the Audit Committee's Charter, the Audit Committee conducted an annual performance evaluation, the results of which have been discussed with the Audit Committee members and shared with the Corporate Governance and Nominating Committee.

CONCLUSION

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003, to be filed with the SEC.

Submitted by,
Andrew E. Goebel, Chairman
Larry E. Dunigan
Phelps L. Lambert
Marjorie Z. Soyugenc
Kelly N. Stanley

                       REPORT OF THE CORPORATE GOVERNANCE
                            AND NOMINATING COMMITTEE

    The Corporate Governance and Nominating Committee (the "Corporate Governance Committee") is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Corporate Governance Committee operates under a written charter which conforms to the requirements of the SEC and the NYSE.

INDEPENDENCE OF CORPORATE GOVERNANCE AND NOMINATING COMMITTEE MEMBERS

    The Corporate Governance Committee is comprised of seven members of the Board of Directors of the Company. All of the members of the Corporate Governance Committee are independent from management and the Company (as independence is currently defined in the NYSE's listing requirements).

SCOPE OF RESPONSIBILITIES

    The Corporate Governance Committee has responsibility for recruiting and nominating new Directors, assessing the independence of non-management Directors, leading the Board in its annual performance evaluation, reviewing and assessing the adequacy of the Corporate Governance Guidelines and retaining outside advisors as needed to assist and advise the Board with respect to legal and other accounting matters. The Corporate Governance Committee is also responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of Board members as well as the composition of the Board as a whole.

DIRECTOR NOMINATION PROCEDURES

    The Company's nomination procedures for Directors are governed by its By-Laws. Each year the Corporate Governance Committee makes a recommendation to the entire Board of Directors of nominees for election as Directors. The Corporate Governance Committee will review suggestions from shareholders regarding nominees for election as Directors. All such suggestions from shareholders must be submitted in writing to the Corporate Governance Committee at the Company's principal executive office not less than 120 days in advance of the date of the annual or special meeting of shareholders at which Directors are to be elected. All written suggestions of shareholders must set forth (i) the name and address of the shareholder making the suggestion, (ii) the number and class of shares owned by such shareholder, (iii) the name, address and age of the suggested nominee for election as Director, (iv) the nominee's principal occupation during the five years preceding the date of suggestion, (v) all other information concerning the nominee as would be required to be included in the proxy statement used to solicit proxies for the election of the suggested nominee, and (vi) such other information as the Corporate Governance Committee may reasonably request. Consent of the suggested nominee to serve as a Director of the Company, if elected, must also be included with the written suggestion.

    In seeking individuals to serve as Directors, the Corporate Governance Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise. Directors should have an active interest in the business of the Company, possess a willingness to represent the best interests of all shareholders, be able to objectively appraise management performance, possess the highest personal and professional ethics, integrity and values, and be able to comprehend and advise management on complicated issues that face the Company and Board.

2003 WORK OF THE CORPORATE GOVERNANCE COMMITTEE

    While newly created in 2003, the Corporate Governance Committee achieved several accomplishments in its first year. Its first act was to assist the full Board in formally delineating the responsibilities for each of the other Board committees. Throughout the year, the Corporate Governance Committee gathered and assessed information, as well as monitored events relating to corporate governance.

    Based upon its assessment of corporate governance matters, the Corporate Governance Committee developed and recommended an initial set of Corporate Governance Guidelines applicable to the full Board. The Corporate Governance Guidelines have been approved by the full Board and may be viewed under the Corporate Governance link on the Company's website at www.oldnational.com. In addition, the Corporate Governance Committee developed a charter to govern its operations. That charter is also available under the Corporate Governance link on the Company's website. The Corporate Governance Committee also oversaw the development of charters by the other Board committees which are required to have charters under the NYSE listing standards, all of which are available under the Corporate Governance link on the Company's website. Each of the charters has been approved by the full Board. The Corporate Governance Committee anticipates that the Corporate Governance Guidelines and each of the committee charters may change over time in order to continuously reflect enhanced corporate governance practices.

    The Corporate Governance Committee and the Board also approved a Code of Business Conduct and Ethics and a Senior Financial and Executive Officer Code of Ethics in 2003. Copies of these Codes of Ethics are available under the Corporate Governance link of the Company website. The Company intends to disclose any amendments to, or a waiver of, a provision of these Codes of Ethics on the Company's website.

    The Corporate Governance Committee approved, and recommended to the full Board for its approval, that executive sessions, where management is excluded, be conducted on a regular basis at Board meetings. The Corporate Governance Committee established and implemented a Board evaluation process pursuant to which the Board critiqued its performance. The evaluation results were shared with the full Board and committees and responsive actions are being implemented as a result of that process.

    The Corporate Governance Committee approved, and recommended to the Board for its approval, that the Chairman of the Corporate Governance Committee serve as the presiding director of the executive session meetings of the non-management Directors of the Board. Larry E. Dunigan, the Chairman of the Corporate Governance Committee, is the presiding director of the non-management Directors of the Board when they meet in executive session.

CONTACTING THE BOARD OF DIRECTORS

    Any shareholder or other interested party who desires to contact Old National's presiding director or the other members of the Board of Directors may do so by writing to: Board of Directors, c/o Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47708. Communications received are distributed to the presiding director or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then they will be forwarded by the Corporate Secretary to the Chairman of the Audit Committee for review.

DIRECTOR INDEPENDENCE STANDARDS

    In 2003, the Corporate Governance Committee developed and adopted Independence Standards for Board members which were approved by the full Board. Except for the Chairman and CEO, James A. Risinger, and one non-management Board member, Alan W. Braun, the Board has determined that all of the members of the Board of Directors meet the categorical standards for independence set forth in Appendix I.

ANNUAL COMMITTEE REVIEW OF CHARTER AND PERFORMANCE EVALUATION

    As required by the Corporate Governance Committee's Charter, in early 2004 the Corporate Governance Committee reviewed its Charter and made minor modifications. Also, as required by the Corporate Governance Committee's Charter, the Corporate Governance Committee conducted an annual performance evaluation.

COMMITMENT

    The Corporate Governance Committee is committed to ensuring that the Company implements and follows corporate governance principles that are in furtherance of the interests of the Company's shareholders. The Corporate Governance Committee anticipates meeting throughout 2004 to continue to enhance the Company's corporate governance principles and to ensure that the Company remains compliant with the requirements of the SEC and the NYSE.

Submitted by,
Larry E. Dunigan, Chairman
Niel C. Ellerbrook
Douglas D. French
Phelps L. Lambert
Marjorie Z. Soyugenc
Kelly N. Stanley
Charley D. Storms

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is currently composed of four non-employee Directors who are not eligible to participate in any management compensation programs. The Compensation Committee operates under a written charter which conforms to the requirements of the SEC and NYSE. An independent compensation consulting firm, Mercer Human Resources Consulting, has been retained by the Compensation Committee to advise the Compensation Committee and Company on executive compensation matters.

INDEPENDENCE OF THE COMPENSATION COMMITTEE MEMBERS

    The Compensation Committee is comprised of four members of the Board of Directors of the Company. All of the members of the Compensation Committee are independent from management and the Company (as independence is currently defined in the NYSE's listing requirements).

SCOPE OF RESPONSIBILITIES

    The Compensation Committee is appointed by the Board to discharge the Board's responsibilities relating to the Company's officers and employees. The Compensation Committee has overall responsibility for approving and evaluating the compensation plans, policies and programs of the Company. The Compensation Committee is responsible for annually reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO's performance in light of those goals and objectives, and approving the CEO's compensation level based on this evaluation. The Compensation Committee is responsible for reviewing on an annual basis and recommending to the Board of Directors for its approval, for the Chairman and CEO and the next four highest paid officers of the Company, (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, severance agreements and change in control agreements or provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits. The Compensation Committee is responsible for fixing and determining awards to employees of stock or stock options pursuant to the Company's Equity Incentive Plan(s) now or from time to time in effect and exercise such power and authority as may be permitted or required by such plans.

ANNUAL COMMITTEE REVIEW OF CHARTER AND PERFORMANCE EVALUATION

    As required by the Compensation Committee's Charter, in early 2004 the Compensation Committee reviewed the Charter and determined that no modifications were required or advisable at that time. Also, as required by the Compensation Committee's Charter, the Compensation Committee conducted an annual performance evaluation, the results of which have been discussed with the Compensation Committee members and shared with the Corporate Governance Committee.

COMPENSATION PRINCIPLES

    The Company's executive compensation program is structured to help the Company achieve its business objectives by:

    - setting compensation levels designed to attract and retain superior executives in a highly competitive environment;

    - providing incentive compensation that ties directly with both Company financial performance and individual contribution to that performance; and

    - linking compensation to elements that affect short- and long-term stock performance.

    The Compensation Committee believes the most effective executive compensation program is one that provides incentives to achieve both current and long-term strategic management goals of the Company, with the ultimate objective of enhancing shareholder value. In this regard, the Compensation Committee believes executive compensation should be comprised of cash and equity-based programs which reward performance not only as measured against the Company's specific annual and long-term goals, but also which recognize that the Company operates in a competitive environment and that performance should be evaluated as compared to industry peers. In April 1999, the Company's shareholders adopted an equity incentive plan, which authorizes the Compensation Committee to grant incentive and non-qualified stock options in addition to other forms of equity compensation. The Compensation Committee issued 2,608,356 stock option grants to executive officers of the Company in 2003. The equity-based compensation plans assure that executive officers have a meaningful stake in the Company, the ultimate value of which is dependent on the Company's continued long-term success, and that the interests of executive officers are thereby aligned with those of the shareholders.

COMPONENTS OF EXECUTIVE COMPENSATION

    The compensation program for executive officers consists of the following three components:

    - base salary;

    - the Short-Term Incentive Plan; and

    - the 1999 Equity Incentive Plan.

BASE SALARY

    The Compensation Committee establishes the salary of the Chairman and Chief Executive Officer (hereinafter the "CEO"). The base salaries of the Company's next four highest paid executive officers are determined by the Compensation Committee. The same compensation principles are applied in setting the salaries of all other executive officers to assure that salaries are fairly and competitively established. Salary ranges are determined for each executive position based upon survey data that is obtained from a relevant peer group and from the Hay Group, Inc. The Company uses the Hay Job Evaluation System to establish salary grades and ranges for each position based on the knowledge and problem-solving ability required to satisfactorily fulfill the position's assigned duties and responsibilities, its accountability and the impact on the operations and profitability of the Company. The Company's peer group consists of reasonably comparable regional bank holding companies. Relevant peer group data is used rather than the NYSE Financial Index because the peer group companies resemble more closely the asset size and operations of the Company. The peer group data is also used to validate and affirm recommendations presented by the Hay Group, Inc.

    From survey data, salary ranges are established each year for the CEO and all other executive positions within the organization. These ranges are designed so that the mid-point of the salary range is approximately the 50th percentile of base salaries paid to comparable positions across a broad spectrum of comparable regional bank holding companies. Within these established ranges, actual base salary adjustments are made periodically in accordance with the guidelines of the Company's salary administration program and performance review system. Continuous outstanding performance over an extended period of time could result in a salary at the top end of the established range whereas undistinguished performance could result in compensation at the lower end of the range. In 2003, the base salaries for the executive officers as a group and the CEO were within the established salary ranges.

SHORT TERM INCENTIVE PLAN

    In 1996, the Company established a Short Term Incentive Plan (the "STIP") for certain key officers. The STIP provides for the payment of additional compensation in the form of an annual cash incentive payment contingent upon the achievement of certain corporate goals and the achievement of certain business performance goals. The STIP uses various scorecards based on specific corporate and shareholder-related performance goals relating to earnings per share and operating income. Participants were assigned to one of the incentive scorecards based upon their area of responsibility. The minimum incentive award that an employee can earn is 5% of the participant's base salary. The award level is based upon the Company's and the individual participant's performance. The Company does not limit the amount of the award an employee or the CEO may earn under the STIP. The CEO's minimum award opportunity is 27.5% of base salary.

    Each fiscal year the Compensation Committee establishes threshold (minimum) and target performance levels under the STIP. If threshold performance is not achieved, there is no payment from the STIP for that period and, if performance exceeds the threshold, actual incentive payments to participants are in proportion to the actual financial performance achieved compared to the performance goals. For 2003, the earnings per share and operating income thresholds established by the Compensation Committee were not met, so there were no STIP payouts for the Chairman and the next four highest paid executive officers of the Company.

1999 EQUITY INCENTIVE PLAN

    The Company maintains the 1999 Equity Incentive Plan (the "Plan"). The Board and the Compensation Committee believe that this long-term, stock-based incentive plan enhances the Company's ability to attract, retain and reward management and provides the Company with the ability to develop incentive programs which are responsive to the demands of the marketplace. The Compensation Committee also believes that the stock option grants afford a desirable long-term compensation method because they closely align the interests of management with those of shareholders. Four hundred thirty-eight executive officers, including those listed in the Summary Compensation Table, participate in the Plan. During 2003, the Compensation Committee granted 2,608,356 stock options to executive officers. In determining the grant of stock options to the CEO, as well as other named officers in the Summary Compensation Table, the Compensation Committee took into account the respective scope of responsibility, performance requirements and recent and expected contributions of the Plan participants to the Company's achievement of its long-term performance objectives.

DISCUSSION OF 2003 COMPENSATION FOR THE CEO

    Mr. Risinger has served as Chairman and Chief Executive Officer since January 1, 1998. The Compensation Committee used the executive compensation practices described above to determine Mr. Risinger's fiscal year 2003 base salary. In setting both the cash-based and equity-based elements of Mr. Risinger's compensation, the Compensation Committee made an overall assessment of Mr. Risinger's leadership in establishing the Company's long-term and short-term strategic, operational and business goals. Mr. Risinger's total compensation reflects a consideration of these competitive issues and the Company's performance.

    The Compensation Committee surveyed the total direct compensation for chief executive officers of regional bank holding companies. Based on this information, the Compensation Committee determined a median around which the Compensation Committee built a competitive range for cash-based and equity-based elements of the compensation package. As a result of this review, the Compensation Committee determined a mix of base salary and bonus opportunity, along with an equity position to align Mr. Risinger's compensation with the performance of the Company. The resulting total compensation package was competitive for CEOs in companies comparable in size and complexity to the Company.

    Additionally, as part of the review process, the Compensation Committee assessed the Company's financial and business results compared to other companies within the banking industry and the Company's financial performance relative to its financial performance in prior periods and to its financial goals.

    For fiscal year 2003, the specific recommendation for Mr. Risinger positioned his target total cash compensation at $1,019,193; base salary was set at $658,932, with a $360,261 bonus opportunity under the STIP. Consistent with the STIP, the performance objectives were based on the Company's earnings per share.

    In determining the stock option grant for Mr. Risinger, the Compensation Committee evaluated his total direct compensation compared to CEO's of comparable companies and determined that an award of a non-qualified stock option to purchase 119,536 shares of the Company common stock was appropriate.

SUMMARY

    The Compensation Committee is made up of non-employee directors who do not participate in any of the compensation plans they administer. The Compensation Committee approves or endorses all the programs that involve compensation paid or awarded to senior executives.

    The Compensation Committee is responsible for seeing that the Company's compensation program serves the best interest of its shareholders. To help meet this responsibility, the Compensation Committee is guided by an independent analysis of the competitiveness of the Company's executive compensation. The Compensation Committee also considers the results of the salary surveys described above.

    In the opinion of the Compensation Committee, the Company has an appropriate and competitive compensation program. The combination of sound base salary, competitive short term bonuses, and emphasis on long term incentives provides a balanced and stable foundation for effective executive leadership.

Submitted by:
Charles D. Storms, Chairman
Larry E. Dunigan
Niel C. Ellerbrook
Lucien H. Meis

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following Summary Compensation Table shows the annual compensation paid by the Company to its Chief Executive Officer for 2003 and each of the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers as of December 31, 2003 (the "Named Executive Officers"). The compensation of each of the Named Executive Officers is reported for each of the last three years.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                           ANNUAL COMPENSATION             COMPENSATION AWARD(S)
                                    ----------------------------------   -------------------------
                                                                            (C)
                                                                         NUMBER OF
                                                                         SECURITIES
                                                             OTHER       UNDERLYING       (D)
                                      (A)        (B)         ANNUAL       OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS     COMPENSATION    GRANTED     COMPENSATION
---------------------------  ----   --------   --------   ------------   ----------   ------------
James A. Risinger*........   2003   $691,119   $      0      $5,914       119,536       $85,001
Chairman of the Board        2002    625,019    325,197       6,414       219,398        85,031
and Chief Executive Officer  2001    570,003    319,772       8,737       235,392        52,020

Michael R. Hinton.........   2003   $375,102   $      0      $3,658       136,500       $42,906
President and Chief          2002    350,002    132,441       3,527        91,508        42,906
Operating Officer            2001    310,627    126,736       3,800        97,115        27,956

Thomas F. Clayton.........   2003   $352,102   $      0      $7,567       115,500       $41,736
Executive Vice President     2002    337,002    127,521       6,920        91,508        41,736
Administration &             2001    310,627    126,736       6,186        97,115        27,956
Operations

Daryl R. Moore............   2003   $286,118   $      0      $7,261        79,800       $33,933
Executive Vice President     2002    275,018    104,067       7,262        91,508        33,933
Chief Credit Officer         2001    250,037    102,015       4,980        97,115        22,503

John S. Poelker...........   2003   $350,102   $      0      $3,973       115,500       $31,952
Executive Vice President     2002    332,010    125,632       3,447        91,508        31,952
Chief Financial Officer      2001    305,011    124,445       3,447        98,330        21,351

---------------
(a) Salary includes base compensation and income recognized in the form of Director fees paid by the Company or its subsidiaries during the indicated calendar years.

(b) These amounts represent bonuses payable pursuant to the Company's Short Term Incentive Plan (STIP).

(c) The options listed have been adjusted to reflect stock dividends.

(d) All Other Compensation includes the following for Messrs. Risinger, Clayton, Hinton, Moore and Poelker for 2003: (i) Company contribution to the Company's Employee Stock Ownership Plan of $18,000, $18,000, $18,000, $18,000 and $14,000, for each Named Executive Officer, respectively; and
    (ii) Company contribution to the Supplemental Deferred Compensation Plan of $67,031, $23,736, $24,906, $15,933, and $17,952, for each Named Executive
    Officer respectively.

    * Mr. Risinger will retire as Chairman of the Board and Chief Executive Officer effective March 31, 2004.

STOCK OPTION GRANTS

    The following table contains information concerning the stock option grants made to each of the Named Executive Officers in the fiscal year ended December 31, 2003.

                                                     INDIVIDUAL GRANT                     GRANT DATE VALUE(3)
                                      -----------------------------------------------   ------------------------
                                      NUMBER OF    % OF TOTAL
                                      SECURITIES    OPTIONS
                                      UNDERLYING   GRANTED TO
                                       OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION
NAME                                   GRANTED     IN 2003(1)   PRICE(2)      DATE      GRANT DATE PRESENT VALUE
----                                  ----------   ----------   --------   ----------   ------------------------
James A. Risinger...................   119,536        4.6%       $21.71     1/31/13             $524,763
Michael R. Hinton...................   136,500        5.2%       $21.71     1/31/13             $599,235
Thomas F. Clayton...................   115,500        4.3%       $21.71     1/31/13             $507,045
Daryl D. Moore......................    79,800        3.1%       $21.71     1/31/13             $350,322
John S. Poelker.....................   115,500        4.3%       $21.71     1/31/13             $507,045

---------------
(1) Based on an aggregate of 2,608,356 option shares granted in fiscal year
    2003.

(2) The exercise price per share of options granted represented the fair market value of the underlying shares of common stock on the option grant date, which was equal to the closing price as reported by the NYSE on the option grant date. The options vest over a four year period and the exercise price may be paid in cash, in shares of the Company's common stock valued at fair market value on the exercise date or through a cashless broker-assisted exercise procedure involving a same-day sale of the purchased shares.

(3) Black-Scholes methodology utilized.

STOCK OPTION EXERCISES AND FINAL YEAR-END VALUES

    The following table sets forth information concerning the fiscal year-end number and value of unexercised options; and the number of options exercised during fiscal year 2003 with respect to each of the Named Executive Officers.

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                 SHARES                 OPTIONS AT FISCAL YEAR END        FISCAL YEAR END(1)
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   --------   -----------   -------------   -----------   -------------
James A. Risinger............       --           --       244,081        380,996           --             --
Michael R. Hinton............       --           --        99,501        240,775           --             --
Thomas F. Clayton............       --           --        99,501        219,775           --             --
Daryl D. Moore...............       --           --        99,501        184,075           --             --
John S. Poelker..............       --           --       100,717        220,991           --             --

---------------
(1) Based on the fair market value of the Company's Common Stock at fiscal year end ($21.762 per share), and such value is equal to the closing price as reported by the NYSE at that date, less the exercise price payable for such shares.

RETIREMENT PLAN

    The Old National Bancorp Employees' Retirement Plan (the "Retirement Plan") is a qualified, defined benefit, non-contributory pension plan covering substantially all employees of the Company and its subsidiaries and affiliates with one or more years of service with the Company or its subsidiaries and affiliates, and with credited service accruing from the date of employment, provided that the employee has not less than 1,000 hours of service (as defined in the plan) during such period.

    The amount of annual contribution attributable to specific individuals cannot be determined in a meaningful manner. The following table shows the estimated annual pensions payable to eligible employees upon retirement at age
65. The amounts shown do not reflect any reduction related to Social Security earnings or for the survivor benefit features of the Retirement Plan, the application of which would reduce the amount of pension payable.

                             PENSION PLAN TABLE (1)

                                                   YEARS OF SERVICE
    FINAL AVERAGE      ------------------------------------------------------------------------
       SALARY             5        10         15         20         25         30      35 & UP
    -------------      -------   -------   --------   --------   --------   --------   --------
$100,000.............  $ 7,250   $14,500   $ 22,750   $ 31,000   $ 40,750   $ 50,500   $ 60,250
 150,000.............   10,875    21,750     34,125     46,500     61,125     75,750     90,375
 200,000.............   14,500    29,000     45,500     62,000     81,500    101,000    120,500
 250,000.............   18,125    36,250     56,875     77,500    101,875    126,250    150,625
 300,000.............   21,750    43,500     68,250     93,000    122,250    151,500    180,750
 350,000.............   25,375    50,750     79,625    108,500    142,625    176,750    210,875
 400,000.............   29,000    58,000     91,000    124,000    163,000    202,000    241,000
 450,000.............   32,625    65,250    102,375    139,500    183,375    227,250    271,125
 500,000.............   36,250    72,500    113,750    155,000    203,750    252,500    301,250
 550,000.............   39,875    79,750    125,125    170,500    224,125    277,750    331,375
 600,000.............   43,500    87,000    136,500    186,000    244,500    303,000    361,500

---------------
(1) The law in effect at December 31, 2003 prohibited the distribution of benefits from the Retirement Plan in excess of $160,000 per year expressed as a straight life annuity. It also prohibited compensation in excess of $200,000 to be used in the computation of the retirement benefit. Both amounts are indexed for inflation.

    The Retirement Plan provides for the payment of monthly benefits in a fixed amount upon attainment of age 65. As a normal form of benefit, each eligible participant is entitled to receive a monthly pension for his or her life based on years of service and "average monthly compensation" (which excludes bonuses). In general, the formula for determining the amount of a participant's monthly pension is average monthly compensation multiplied by 1.45% for the first ten years of service, 1.65% for the next ten years of service, and 1.95% for the next fifteen years of service, less any amount related to Social Security earnings. In general, the amount of the reduction is .59% of average monthly compensation (up to a maximum of 125% of covered compensation) multiplied by all years of service up to 35 years of service. The standard retirement benefit for married participants is payable in the form of a joint and survivor annuity in an amount which is actuarially equivalent to the normal form of benefit. Instead of an annuity, participants may elect to receive a single sum cash settlement upon retirement in an amount that is actuarially equivalent to the participant's normal form of benefit.

    2003 base salary figures for the CEO and the next four most highly compensated Executive Officers of the Company are set forth in column (a) in the Summary Compensation Table on page 21. The Retirement Plan was frozen as of December 31, 2001, except for employees who were at least age 50 or who had 20 years of vested service as of December 31, 2001. As of December 31, 2003, Mr. Risinger had 26 years of vested service; Mr. Hinton, 24 years; Mr. Clayton, 16 years; and Mr. Moore, 25 years. Mr. Poelker is not accruing benefits under this Plan but does continue to accrue service for eligibility of an immediate early retirement benefit.

    For certain employees, in addition to the persons listed in the Summary Compensation Table, whose annual retirement income benefits under the Retirement Plan exceed the limitations imposed by the Internal Revenue Code of 1986, as amended, and the regulations thereunder (including, among others, the limitation that annual benefits paid under qualified defined benefit pension plans may not exceed $160,000), such excess benefits will be paid from the Company's non-qualified, unfunded, non-contributory supplemental retirement plan.

AGREEMENTS WITH CERTAIN OFFICERS

    On January 1, 2004, the Company entered into new change of control severance agreements with Messrs. James A. Risinger, Thomas F. Clayton, Michael R. Hinton, Daryl D. Moore and John S. Poelker. Each executive is entitled to benefits under his severance agreement upon any termination of the executive's employment by the Company (except for, and as is more specifically described in each severance agreement, termination for cause, disability, voluntary retirement or death), or upon a termination of employment by the executive under certain circumstances specified in his severance agreement, during the two-year period following a change in control (as defined in the severance agreements) of the Company which occurs during the term of the severance agreement.

    In the event of a termination of employment, the executive will be entitled to receive a lump sum cash payment equal to the aggregate of: his then-effective base salary through the date of termination; all amounts due to the executive under the Company's accrued vacation program through the date of termination; and a certain amount under the Retirement Plan. In addition, the Company must pay to James A. Risinger, Thomas F. Clayton, Michael R. Hinton and John S. Poelker in a lump sum cash payment an amount equal to 2.99 times the average annual base salary paid to him by the Company in the five calendar years preceding the date of termination. For Daryl D. Moore, the lump sum payment is equal to two times the average annual base salary paid to him by the Company in the five calendar years preceding the date of termination. The severance agreements further require the Company to cause to be vested in each executive's name those awarded but unvested shares held in the executive's account in the Restricted Stock Plan and Stock Option Plan and all amounts due the executive under the Company's Short Term Incentive Plan.

                   SHAREHOLDER RETURN PERFORMANCE COMPARISONS

    The Company is required to include in this proxy statement a line graph comparing cumulative five-year total shareholder returns for the Company's common stock to cumulative total returns of a broad-based equity market index and a published industry index. The following indexed graph compares the performance of the Company's common stock for the past five years to the Russell 1000 Index and the NYSE Financial Index.
(PERFORMANCE GRAPH)

                                                  OLD NATIONAL BANCORP            RUSSELL 1000               NYSE FINANCIAL
                                                  --------------------            ------------               --------------
12/31/98                                                 100.00                      100.00                      100.00
12/31/99                                                  93.54                      120.93                       99.08
12/31/00                                                  92.35                      110.24                      124.08
12/31/01                                                  84.05                      105.87                      113.87
12/31/02                                                  87.44                       81.59                       97.90
12/31/03                                                  89.27                      104.05                      125.64

    The comparison of shareholder returns (change in December year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1998, in common stock of each of the Company, the Russell 1000 Index, and the NYSE Financial Index with investment weighted on the basis of market capitalization.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

    The Executive Officers and Directors of the Company are at present, as in the past, customers of one or more of the Company's subsidiaries and have had and expect in the future to have similar transactions with the subsidiaries in the ordinary course of business. In addition, some of the Executive Officers and Directors of the Company are at present, as in the past, officers, Directors or principal shareholders of corporations which are customers of these subsidiaries and which have had and expect to have transactions with the subsidiaries in the ordinary course of business. All such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

    During 2003, the Company paid $32,072,248.87 for engineering, design and construction services to Industrial Contractors, Inc. in connection with its role as general contractor for the construction of the Company's new headquarters building in Evansville and for renovations to the Old National Bank Tower, renovations to the Operations Center in Evansville and for work at other Old National Bank branch locations. Alan W. Braun, Chairman and CEO of Industrial Contractors Inc., is currently a Director of the Company.

                   ITEM 2. RATIFICATION OF THE APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS

    The Board of Directors proposes the ratification by the shareholders at the Annual Meeting of the Audit Committee's appointment of PricewaterhouseCoopers LLP, Chicago, Illinois, as independent accountants for the Company and its subsidiaries for the fiscal year ending December 31, 2004. Although ratification by the shareholders of the Company's independent accountants is not required, the Company deems it desirable to continue its established practice of submitting such selection to the shareholders. In the event the appointment of PricewaterhouseCoopers LLP is not ratified by the shareholders, the Audit Committee of the Board of Directors will consider appointment of other independent accountants for the fiscal year ending December 31, 2004. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement or respond to any appropriate questions that shareholders may have.

                       SHAREHOLDER PROPOSALS AND DIRECTOR
                    NOMINATIONS FOR THE 2005 ANNUAL MEETING

    Proposals submitted by shareholders under Rule 14a-8 of the SEC to be presented at the 2005 Annual Meeting of Shareholders must be received by the Company at its principal executive office no later than November 15, 2004, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Any such proposals should be sent to the attention of the Corporate Secretary of the Company, P.O. Box 718, Evansville, Indiana 47705-0718. If notice of any other shareholder proposal intended to be presented at the 2005 Annual Meeting of Shareholders is not received by the Company on or before December 30, 2004, the proxy solicited by the Board of Directors of the Company for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company's proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

    All nominations of persons to serve as Directors of the Company must be made in accordance with the requirements contained in the Company's By-Laws. See the description of the nomination procedures contained in the Corporate Governance and Nominating Committee Report on pages 14 through 16.

                                 VOTE REQUIRED

    The nominees for election as Directors of the Company named in this proxy statement will be elected by a plurality of the votes cast. Action on the other items or matters to be presented at the Annual Meeting will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Abstentions or broker non-votes will not be voted for or against any items or other matters presented at the meeting. Abstentions will be counted for purposes of determining the presence of a quorum at the Annual Meeting, but broker non-votes will not be counted for quorum purposes if the broker has failed to vote as to all matters.

                                 ANNUAL REPORT

    UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER WHO DOES NOT OTHERWISE RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WHICH IS REQUIRED TO BE FILED WITH THE SEC FOR THE YEAR ENDED DECEMBER 31, 2003. ADDRESS ALL REQUESTS TO:

CANDICE JENKINS, VICE PRESIDENT & CONTROLLER
OLD NATIONAL BANCORP
P. O. BOX 718
EVANSVILLE, INDIANA 47705-0718

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers and persons who beneficially own more than ten percent of the Company common shares to file with the SEC reports showing ownership of and changes of ownership in the Company's common shares and other equity securities. On the basis of reports and representations submitted by the Company's Directors, Executive Officers, and greater-than-ten-percent owners, the Company believes that all required Section 16(a) filings for fiscal year 2003 were timely made, except for the following transaction of one Director that was not timely filed due to inadvertence: one report for Mr. Braun pertaining to shares of company stock held in a limited general partnership of which Mr. Braun disclaims beneficial ownership of the shares except to the extent of his pecuniary interest.

                                 OTHER MATTERS

    The Board of Directors of the Company does not know of any matters for action by shareholders at the 2004 Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting of Shareholders. However, the enclosed proxy will confer upon the named proxies discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named as proxies to vote pursuant to the proxy with respect to such matters in accordance with their best judgment.

    The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, Directors and Officers of the Company and its subsidiaries may solicit proxies personally, by telephone or in person, but such persons will not be specially compensated for their services. Specially engaged employees of the Company or other paid solicitors will make no solicitations.

    It is important that proxies be returned promptly. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND RETURN THEIR PROXIES IN ORDER THAT A QUORUM FOR THE ANNUAL MEETING MAY BE ASSURED. You may also vote your proxy by Internet. If you do not vote your proxy by Internet, then it may be mailed in the enclosed envelope, to which no postage need be affixed.

APPENDIX I

                        DIRECTOR INDEPENDENCE STANDARDS

    The Board will have a majority of Directors who meet the criteria for independence required by Section 303A(2) of NYSE Listed Company Manual. No director shall qualify as "independent" unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making a determination as to whether to designate a Director as an "Independent Director," the Board will consider the following categorical standards, but may to the extent consistent with Section 303A(2) of the NYSE Listed Company Manual review any other facts and circumstances that it may deem relevant.

    The Board believes an "Independent Director" is one who meets all of the following criteria:

a.      is not currently employed by the Company or any of its affiliates.

b. does not receive, and does not have an immediate family member who receives, or has received within the past five (5) years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided that the foregoing will create only a presumption that the director is not an Independent Director which can be rebutted by a determination by the Board, with the assent of all Independent Directors, that, based upon the relevant facts and circumstances, that the compensatory relationship is not material; and provided that compensation for former service as an interim Chairman or CEO does not need to be considered as a factor towards a determination of independence under the presumption.

c. is not, and has not been affiliated with or employed by, and does not have an immediate family member who is affiliated with or employed in a professional capacity by, within the last five (5) years, any (present or former) auditor of the Company.

d. is not an executive officer or an employee, and does not have an immediate family member who is an executive officer, of another company
        (A) that accounts for, or within the last five (5) years accounted for, at least 2% or $1 million, whichever is greater, of the Company's consolidated annual gross revenues, or (B) for which the Company accounts for, within the last five (5) years accounted for, at least 2% or $1 million, whichever is greater, of such other company's consolidated annual gross revenues.

e. is not employed, and does not have an immediate family member who is employed, within the last five (5) years, as an executive officer of another company where any of the Company's present executives serve on such other company's compensation committee.

    For purposes of the foregoing, (i) "immediate family member" includes a person's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) sharing such person's home; and (ii) during the five years immediately following the effective date of Section 303(A)(2)(b) of the NYSE Listed Companies Manual (the "Effective Date"), each five year "look back" period referenced above shall instead be limited to the period since the Effective Date.

    Additionally, a director of the Company will not fail to be deemed "Independent" for purposes of the NYSE Listed Company Manual solely as a result of lending relationships (such as depository, transfer, register, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between the Company and its subsidiaries, on the one hand, and a company with which the director is affiliated by reason of being a director, officer or a significant shareholder thereof, on the other, provided that the relationship complies with paragraph
(d) above and:

a. such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

b.      with respect to extensions of credit by the Company or its subsidiaries:

       i. such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and

       ii. no event of default has occurred under the loan.

                              OLD NATIONAL BANCORP
                                      PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2004, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

The undersigned hereby appoints Stephan E. Weitzel, Joseph T. Theby, III, and Jeffrey L. Knight, and each of them singly, as Proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as indicated herein, all the shares of common stock of OLD NATIONAL BANCORP held of record by the undersigned on February 25, 2004, and which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 29, 2004, and all adjournments or postponements thereof, on the following matters.

1. The election of Directors in Class II as indicated below to serve for a three-year term and until the election and qualification of their
     respective successors.             (Mark only one box below.)

      01 - David E. Eckerle, 02 - Niel C. Ellerbrook, 03 - Kelly N. Stanley

            [ ] FOR ALL NOMINEES LISTED HEREIN  (except as indicated below)   [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES

     Instruction: To withhold authority to vote for any individual nominee, print the number(s) of the nominee(s) on the line provided.________________


2. Ratification of the appointment of PricewaterhouseCoopers LLP, as independent accountants of OLD NATIONAL BANCORP and its subsidiaries for the fiscal year ending December 31, 2004.

             FOR  [ ]           AGAINST  [ ]             ABSTAIN  [ ]

3. The Proxies are hereby granted authority to vote, in their discretion, upon such other business as may properly come before the April 29, 2004 Annual Meeting and any adjournments or postponements thereof.

    This PROXY, when properly executed, will be voted in the manner directed herein by the undersigned SHAREHOLDER(S). IF NO DIRECTION IS MADE,
                THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
                    ALL EARLIER PROXIES ARE HEREBY REVOKED.



                                       -----------------------------------------
                                       Signature(s)                       Date


                                       -----------------------------------------
                                       Signature(s)                       Date

                                       Joint owners should each sign personally.
                                       Trustees, corporate officers and others
                                       signing in a representative capacity
                                       should indicate the capacity in which
                                       they sign.